Filed pursuant to Rule 424(b)(3)
Registration No. 333-206854

1,250,000 Shares of Common Stock

PROSPECTUS

TRIVASCULAR TECHNOLOGIES, INC.

This prospectus relates to the sale, transfer or other disposition of up to 1,250,000 shares of common stock of TriVascular Technologies, Inc., $0.01 par value per share, that some of our stockholders or their transferees may dispose of from time to time. The selling security holders are those holders identified in the section entitled “Selling Security Holders” of this prospectus. The common stock being offered by this prospectus was previously issued to the selling security holders in unregistered transactions upon the conversion of convertible notes.

The disposition of our common stock covered by this prospectus may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of the sale or at negotiated prices. We will not receive any proceeds from the disposition by the selling security holders or their transferees of our common stock covered by this prospectus. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is listed on The NASDAQ Global Select Market under the symbol TRIV. On September 23, 2015, the last reported sales price of our common stock was $5.14 per share.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 6, and the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2015

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus or any prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to TriVascular Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries. References to the “Ovation System” refer to our “Ovation,” “Ovation Prime” and “Ovation iX” Systems and their related components.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.trivascular.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36419) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2015 Annual Meeting of Stockholders filed with the SEC on April 14, 2015;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 6, 2015 and August 5, 2015, respectively;

•	our Current Reports on Form 8-K filed with the SEC on March 4, 2015, May 27, 2015, May 29, 2015 and August 4, 2015, respectively; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on April 11, 2014, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

3910 Brickway Blvd.

Santa Rosa, CA 95403

Attn: Investor Relations

(707) 543-8800

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Forward-looking statements can often be identified by the use of terminology such as “subject to”, “believe”, “anticipate”, “plan”, “expect”, “intend”, “estimate”, “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy.

All forward-looking statements are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations, and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

•	our ability to successfully commercialize our products;

•	market acceptance of our endovascular aortic repair systems;

•	competition in our industry;

•	additional capital and credit availability;

•	our ability to manufacture our endovascular systems to meet demand;

•	the level and availability of third party payor reimbursement for our products;

•	our ability to effectively manage our anticipated growth;

•	our ability to protect our intellectual property rights and proprietary technologies;

•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

•	our ability to develop new or complementary technologies;

•	the regulatory requirements applicable to us and our competitors;

•	our ability to attract and retain qualified personnel;

•	any product liability claims; and

•	general economic and worldwide business conditions.

The factors, risks and uncertainties referred to above and others are more fully described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated from time to time in our subsequent filings with the SEC. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. The forward-looking statements contained herein represent our judgment as of the date of this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

TRIVASCULAR TECHNOLOGIES, INC.

We are a medical device company developing and commercializing innovative technologies to significantly advance minimally invasive treatment of abdominal aortic aneurysms, or AAA. Our mission is to help physicians improve the lives of patients suffering from aortic disease through excellence in research, product development, manufacturing, sales and service. We developed our technology platform leveraging engineering principles utilized in many industries, including aerospace, aircraft and automotive, and applied these concepts with the goal of designing an optimal solution for AAA therapy to address unmet clinical needs. The Ovation System, our solution for the treatment of AAA through minimally invasive endovascular aortic repair, or EVAR, is a new stent graft platform, providing an innovative and effective alternative to conventional devices. It is designed to specifically address many of the limitations associated with conventional EVAR devices and expand the pool of patients eligible for EVAR.

We estimate the global market for AAA stent grafts was approximately $1.5 billion in 2014 and expect it grow to approximately $1.8 billion in 2017. Improvements in EVAR technology, combined with its demonstrated safety and other advantages relative to open surgical repair, have led to EVAR generally becoming the preferred approach to AAA repair in the United States and many other countries. In the United States, it is reported that EVAR is used to treat approximately 70% of all patients receiving AAA repair. However, given the technical limitations of conventional EVAR devices and the variability in patient anatomy, no currently available commercial EVAR device can address 100% of AAA patients, and a significant number of patients diagnosed with AAA are ineligible for EVAR with conventional devices or are unable or unwilling to undergo an open surgical procedure and receive no AAA treatment at all.

Our differentiated platform, by virtue of its low profile, flexible delivery system and novel sealing mechanism, offers physicians and patients eligible for EVAR a new solution to AAA repair, and has the added benefit of being able to treat a broader population of patients. The Ovation System consists of a main aortic body, injected with a conformable polymer, and typically two iliac limbs. These components, delivered sequentially through the lowest profile FDA-approved delivery system, allow for customization to an individual patient’s unique anatomy. We received CE Mark clearance for the Ovation System from the European Commission in August 2010 and approval from the U.S. Food and Drug Administration, or FDA, in October 2012.

We believe we have an opportunity to rapidly increase the adoption and use of the Ovation System by further investing in our sales infrastructure, generating additional clinical data and expanding our professional education efforts. We market and sell our products through a direct sales organization in the United States, Germany, the United Kingdom, the Netherlands and Canada. In other markets, we market and sell our products through distributors or agents.

In our Ovation Pivotal Trial, we validated the safety and efficacy of the Ovation System through both femoral cut-down access and less invasive percutaneous access, or PEVAR, and received FDA approval for both access techniques. We have available three-year clinical data from our Ovation Pivotal Trial, and we intend to continue to invest in clinical studies and registries to further demonstrate the patient, physician and cost benefits of our low profile Ovation System. Based on the available data from our Ovation Pivotal trial, we believe the low profile, flexible delivery system and novel sealing mechanism of the Ovation System offers more patients the opportunity to be treated less invasively, more efficiently and potentially more cost effectively through decreased anesthesia, shorter procedural time and hospital stay, and fewer complications, and will provide advantages to many patients, physicians and payors. Our corporate headquarters and vertically integrated production facilities are located in Santa Rosa, California. We have an experienced executive leadership team, maintain substantial research and development capabilities and hold an extensive patent portfolio.

Our principal executive offices are located at 3910 Brickway Blvd., Santa Rosa, CA 95403, and our telephone number is (707) 543-8800.

RISK FACTORS

An investment in our securities involves significant risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties discussed under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Prospective investors should review all of these risk factors before making an investment decision. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Future issuances of our common stock or instruments convertible or exercisable into our common stock, including in connection with conversions of promissory notes, may materially and adversely affect the price of our common stock and cause dilution to our existing stockholders.

We may obtain additional funding through public or private debt or equity financings, subject to certain limitations in the agreements governing our existing indebtedness. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the trading price of our common stock. In addition, as of August 31, 2015, we had $10.0 million in outstanding convertible promissory notes that we issued in connection with the amendment and restatement of our loan agreement with the Capital Royalty Group, which are convertible into up to 1,250,000 shares of our common stock at a conversion price of $8.00 per share. The conversion of some or all of the convertible promissory notes may dilute the ownership interests of our stockholders, and any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

USE OF PROCEEDS

This prospectus covers the sale, transfer or other disposition of common stock by the selling security holders named herein and their transferees. We will not receive any proceeds from any such disposition.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, our bylaws and applicable provisions of Delaware corporate law. You should read our restated certificate of incorporation and bylaws, which are incorporated by reference into the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2015, 20,519,621 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our restated certificate of incorporation and bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any annual election of directors, except as required by law. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal our bylaws or to adopt any provisions inconsistent with certain of the provisions of our restated certificate of incorporation described below under “Provisions of Our Restated Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects.”

Dividends. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar. Wells Fargo Bank, NA is the transfer agent and registrar for our common stock.

Listing on The NASDAQ Global Select Market. Our common stock is listed on The NASDAQ Global Select Market under the symbol “TRIV”.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Provisions of Our Restated Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects

Delaware law contains, and our restated certificate of incorporation and our bylaws contain, provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Removal of Directors. A director may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the votes that all of our stockholders would be entitled to cast in an annual election of directors, except as required by law. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Stockholder Action by Written Consent; Special Meetings. Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our restated certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

Advance Notice Requirements for Stockholder Proposals. Our bylaws have established an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Forum Selection. Our bylaws provide that stockholder litigation alleging certain claims against us or our board of directors may only be brought in the courts located within the State of Delaware.

Delaware Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law. Subject to specified exceptions, Section 203 of the Delaware General Corporation Law restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•	prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

•	the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Amendment of Restated Certificate of Incorporation and Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by our board of directors or by the affirmative vote of the holders of at least 66-2/3% of the votes that all of our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our restated certificate of incorporation concerning:

•	the removal, appointment and indemnification of directors;

•	the authority of stockholders to act by written consent;

•	the required vote to amend the amended and restated certificate of incorporation;

•	calling a special meeting of stockholders;

•	procedure and content of stockholder proposals concerning business to be conducted at a meeting of stockholders; and

•	director nominations by stockholders.

These voting requirements will make it more difficult for minority stockholders to make changes in the restated certificate of incorporation that could be designed to facilitate the exercise of control over us.

SELLING SECURITY HOLDERS

The shares of common stock which may be offered by the selling security holders are issuable upon conversion of the convertible promissory notes held by the selling security holders. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. No selling security holder has had any material relationship with us or any of our affiliates within the past three years other than as lenders pursuant to the Second Amended and Restated Loan Agreement dated August 3, 2015, under which the convertible promissory notes were issued in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder.

The following table details the name of the selling security holders, the number of shares issuable upon conversion of the convertible notes held by the selling security holders, and the number of shares that may be offered by the selling security holders for resale under this prospectus. The selling security holders may sell up to 1,250,000 shares of our common stock from time to time in one or more offerings under this prospectus. Because the selling security holders may offer all, some or none of the shares they hold, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling security holders after the offering can be provided. The selling security holders have informed us that none of them are a registered broker-dealer and that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Furthermore, none of the selling security holders are an affiliate of a broker-dealer. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holder.

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to the Offering(1)(4)	Shares of Common Stock Included in Prospectus(1)	Number of Shares of Common Stock Owned After the Offering(1)(2)(4)	Percentage of Ownership After Completion of Offering(1)(2)(3)
Capital Royalty Partners II L.P. (5)	208,755	173,847	34,908		*
Parallel Investment Opportunities Partners II L.P. (5)	255,175	225,000	30,175		*
Capital Royalty Partners II – Parallel Fund “A” L.P. (5)	139,012	103,279	35,733		*
Capital Royalty Partners II (Cayman) L.P. (5)	73,766	61,436	12,330		*
Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P. (5)	824,235	686,437	137,798		*

*	Less than 1%.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days.
(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus without regard to any prepayments of principal on the convertible promissory note that may occur prior to its conversion to common stock, although the selling security holder is under no obligations known to us to sell any shares of common stock at this time.
(3)	This percentage is based upon 20,519,621 shares issued and outstanding as of July 31, 2015, plus the additional shares that each selling security holder is deemed to beneficially own.
(4)	The number of shares of common stock beneficially owned, before and after the offering, includes shares of common stock issuable to each of the selling security holders upon the exercise of warrants issued to such holders in a prior private placement transaction. The selling security holders are the beneficial owners of the following number of warrants to purchase shares of common stock: 23,318 shares by Capital Royalty Partners II L.P.; 30,175 shares by Parallel Investment Opportunities Partners II L.P.; 8,234 shares by Capital Royalty Partners II (Cayman) L.P.; 13,848 shares by Capital Royalty Partners II – Parallel Fund “A” L.P.; and 92,036 shares by Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P. The shares of common stock issuable upon exercise of these warrants are not being registered for sale pursuant to this registration statement.
(5)	The address for each of the selling security holders is 1000 Main Street, Suite 2500, Houston, TX 77002. Capital Royalty Partners II L.P.’s general partner is Capital Royalty Partners II GP L.P., whose general partner is Capital Royalty Partners II GP LLC. Parallel Investment Opportunities Partners II L.P.’s general partner is Parallel Investment Opportunities Partners II GP L.P., whose general partner is Parallel Investment Opportunities Partners II LLC. Capital Royalty Partners II—Parallel Fund “A” L.P.’s general partner is Capital Royalty Partners II—Parallel Fund “A” GP L.P., whose general partner is Capital Royalty Partners II—Parallel Fund “A” GP LLC. Capital Royalty Partners II (Cayman) L.P.’s general partner is Capital Royalty Partners II (Cayman) GP L.P., whose general partner is Capital Royalty Partners II (Cayman) GP LLC. Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.’s general partner is Capital Royalty Partners II—Parallel Fund “B” L.P., whose general partner is Capital Royalty Partners II—Parallel Fund “B” GP LLC. Capital Royalty Partners II GP LLC, Parallel Investment Opportunities Partners II LLC, Capital Royalty Partners II—Parallel Fund “A” GP LLC, Capital Royalty Partners II (Cayman) GP LLC and Capital Royalty Partners II—Parallel Fund “B” GP LLC are controlled by Charles Tate, as is Capital Royalty LP, the investment manager for all of the foregoing. Voting and dispositive power with respect to the shares held by each selling security holder is exercised by Mr. Tate.

PLAN OF DISTRIBUTION

We are registering shares of common stock issuable to the security holders upon conversion of the convertible notes to permit the resale of these shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	agreements between broker-dealers and the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the shares of common stock they own and, if they default in the performance of any such secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the security holders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $35,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling security holders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holder will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon by Arnold & Porter LLP, San Francisco, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.